Exhibit 99.1

                       PRESS RELEASE DATED MARCH 22, 2000







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HEADLINE: U.S. Microbics Receives $35,000,000 Private Equity Line

DATELINE: CARLSBAD, Calif., March 22

BODY:

U.S. Microbics Inc. (OTC Bulletin Board: BUGS) announced today that it has entered into a private placement agreement for the periodic purchase of as much as $35,000,000 of U.S. Microbics Inc. common stock by Swartz Private Equity LLC, an institutional equity fund.

During the term of the agreement, which continues for three years, Swartz will purchase from U.S. Microbics, as often as monthly, common stock and warrants in amounts determined by certain market conditions. The pricing of each common stock purchase will be subject to registration and certain other conditions.

Eric Swartz, president of Swartz Private Equity LLC, stated "We are pleased to be associated with U.S. Microbics Inc. Its rich history of applications technology, developed over a thirty-year period, together with its patented processes and proprietary fermentation and blending techniques, should enable U.S. Microbics Inc. to realize its goal of becoming a global environmental technology leader."

Robert Brehm, president of U.S. Microbics Inc., said "With the availability of the Swartz equity line, we can now concentrate on implementing our strategic plan to increase revenue, earnings and shareholder value as we help solve many of the pressing environmental problems of the 21st century."

For further information about Swartz Private Equity, LLC, contact David Mills at
(770) 640-8130, or visit Swartz online at www.swartzllc.com. For information about U.S. Microbics Inc. contact Robert Brehm at 760-918-1860 or online at www.bugsatwork.com.

The information contained in this press release includes forward-looking statements. Forward-looking statements usually contain the words "estimate," "anticipate," "believe," "expect," or similar expressions that involve risks and uncertainties. These risks and uncertainties include the Company's status as a startup company with uncertain profitability, need for significant capital, uncertainty concerning market acceptance of its products, competition, limited service and manufacturing facilities, dependence on technological developments and protection of its intellectual property. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences are discussed more fully in the "Risk Factors," "Management's Discussion and Analysis or Plan of Operation" and other sections of the Company's Form 10-KSB and other publicly available information regarding the Company on file with the Securities and Exchange Commission. The Company will provide you with copies of this information upon request.